UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 3, 2017

PennyMac Financial Services, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35916	80-0882793
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

3043 Townsgate Road, Westlake Village, California	91361
(Address of principal executive offices)	(Zip Code)

(818) 224‑7442

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.

Repurchase Agreement with Citibank, N.A.

On March 3, 2017, PennyMac Financial Services, Inc. (the “Company”), through its indirect controlled subsidiary, PennyMac Loan Services, LLC (“PLS”), entered into an amendment and restatement of its Master Repurchase Agreement, dated as of June 26, 2012, by and between Citibank, N.A. (“Citibank”) and PLS (the “Citi Repurchase Agreement”), pursuant to which PLS may sell to, and later repurchase from, Citibank certain newly originated mortgage loans that are originated through the PLS consumer direct lending channel or purchased from correspondent sellers through a subsidiary of PennyMac Mortgage Investment Trust (NYSE: PMT) and, in either case, held by PLS pending sale and/or securitization. The Citi Repurchase Agreement is committed to March 2, 2018 and provides for a maximum aggregate purchase price of $400 million, of which $200 million is committed.  The obligations of PLS are fully guaranteed by Private National Mortgage Acceptance Company, LLC (“PNMAC”). The Company is a holding corporation and its sole investment is an equity interest in PNMAC.

Pursuant to the terms of the Citi Repurchase Agreement, the principal amount paid by Citibank for each eligible mortgage loan is based on a percentage of the lesser of the market value as determined by Citibank in its sole discretion or the unpaid principal balance of such mortgage loan. Upon the repurchase of a mortgage loan, PLS is required to repay Citibank the principal amount related to such mortgage loan plus accrued interest (at a rate reflective of the current market and based on LIBOR plus a margin) to the date of such repurchase. The Company, through PLS, is required to pay Citibank a commitment fee relating to the amendment and restatement, as well as certain other administrative costs and expenses.

The Citi Repurchase Agreement requires that PLS maintain various financial and other covenants, which include maintaining (i) a minimum adjusted tangible net worth at all times greater than or equal to $170 million; (ii) a minimum in unrestricted cash at all times greater than or equal to $20 million; (iii) a ratio of total indebtedness to adjusted tangible net worth at all times not to exceed 10:1; and (iv) profitability of at least $1.00 for at least one (1) of the previous two (2) calendar quarters.

The Citi Repurchase Agreement contains margin call provisions that provide Citibank with certain rights where there has been a decline in the market value of the purchased mortgage loans. Under these circumstances, Citibank may require PLS to transfer cash or additional eligible mortgage loans with an aggregate market value in an amount sufficient to eliminate any margin deficit resulting from such a decline.

In addition, the Citi Repurchase Agreement contains events of default (subject to certain materiality thresholds and grace periods), including payment defaults, breaches of covenants and/or certain representations and warranties, cross-defaults, servicer termination events, guarantor defaults, bankruptcy or insolvency proceedings and other events of default customary for this type of transaction. The remedies for such events of default are also customary for these types of transactions and include the acceleration of the principal amount outstanding under the Citi Repurchase Agreements and the liquidation by Citibank of the mortgage loans then subject to the Citi Repurchase Agreements.

The foregoing descriptions of the Citi Repurchase Agreement and the related guaranty do not purport to be complete and are qualified in their entirety by reference to (i) the full text of the Amended and Restated Master Repurchase Agreement, which has been filed with this Current Report on Form 8-K as Exhibit 10.1 and (ii) the full text of the Guaranty Agreement, which was filed as Exhibit 10.61 to the Company’s Annual Report on Form 10-K filed on March 13, 2015.

Item 2.03    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this report is incorporated herein by reference.

Item 9.01    Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit No.	Description

10.1	Amended and Restated Master Repurchase Agreement, dated as of March 3, 2017, among Citibank, N.A. and PennyMac Loan Services, LLC

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PENNYMAC FINANCIAL SERVICES, INC.

Dated: March 8, 2017	/s/ Andrew S. Chang
Andrew S. Chang
Senior Managing Director and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Amended and Restated Master Repurchase Agreement, dated as of March 3, 2017, among Citibank, N.A. and PennyMac Loan Services, LLC